Exhibit 99.1

Ryerson Announces Appointment of James Claussen as Executive Vice President & Chief Financial Officer

(Chicago – January 8, 2021) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, announced today the appointment of James J. Claussen, 47, to the position of executive vice president & chief financial officer (CFO), effective January 11. Mr. Claussen currently serves as the president of Central Steel & Wire Co. (CS&W), which was acquired by Ryerson in 2018. Mr. Claussen will continue to serve as the president of CS&W until his successor is named.

Eddie Lehner, Ryerson's President and Chief Executive Officer said, "I could not be more delighted for Ryerson’s stakeholders that Jim will become Ryerson’s next executive vice president and chief financial officer. Jim took the road less traveled by developing a track record of accomplishment in our company and industry spanning senior financial and operational leadership positions over more than 18 years that makes him uniquely qualified to excel in the role as we move into the next phase of our company’s transformation."

Mr. Claussen joined Ryerson in 2002. Prior to becoming the President of Central Steel & Wire, Jim held several financial leadership positions in the company, including CFO of Ryerson’s North-West Region and general manager of corporate development. Jim has a bachelor's degree in accounting from Minnesota State University, Mankato, and a master's degree in business administration from the University of Minnesota Carlson School of Management.

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Media and Investor contact:

Justine Carlson

Investor Relations

312.292.5130

investorinfo@ryerson.com